                FORM OF CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$
 --------------
Houston, Texas                                                September 25, 1998

         MedicalControl Network Solutions, Inc., a Delaware corporation (the "Maker"), for value received, hereby promises to pay to __________ (with any successors or assigns, the "Holder"), at the time and in the manner hereinafter provided, the principal sum of $_____________ and to pay interest at the rate of 8.5% per annum computed on the basis of actual days over a 365 day year on the unpaid balance of such principal sum beginning on the date hereof and continuing until the due date in the manner hereafter provided. This Note shall be payable at _____________________, or at such other address as the Holder shall from time to time designate. This Note has been issued in connection with that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of September 10, 1998, by and among the Maker, the Holder, Business Health Companies, Inc. ("BHC"), MedicalControl, Inc. ("MedicalControl") and the other shareholders of BHC, pursuant to which the Maker acquired all of the outstanding shares of capital stock of BHC (the "Acquisition").

         1. Payment. The outstanding principal amount of this Note shall be due and payable in 20 quarterly installments of $________ plus interest accrued thereon (subject to adjustment as provided herein), payable on January 2, April 1, July 1 and October 1 of each year, commencing January 2, 1999 and continuing until October 1, 2003 whereupon this Note (and all accrued interest thereon) shall be due and payable.

         2. Prepayment. This Note may be prepaid in whole or in part from time to time, without premium or penalty upon 30 days notice from the Maker to the Holder. At any time during such 30-day period following a prepayment notice, the Holder can convert all or a portion (in minimum increments of $25,000) of the then outstanding principal amount of the Note into shares of common stock of MedicalControl, Inc. ("MedicalControl"), which directly or indirectly owns all of Maker's capital stock.

         3. Conversion. Upon 30 days written notice to the Maker, the Holder shall have the right to convert all or a portion (such partial conversion to be in minimum increments of $25,000) of then outstanding principal amount of this Note into MedicalControl common stock at the Conversion Rate (as defined hereinafter), subject to adjustment pursuant to the provisions hereof. Any such conversion must occur on the last business day of a calendar quarter.

                 (a) The Conversion Rate in effect at any time for the MedicalControl common stock shall be the quotient obtained by dividing the principal amount of this Note together with interest accrued thereon to be converted by $5.25.

                 (b) In order to exercise the conversion privilege, the Holder shall surrender this Note to MedicalControl at its principal office, accompanied by written notice to MedicalControl stating the principal amount of this Note to be converted. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of MedicalControl common stock issuable upon such conversion shall be issued. Within five business days after the receipt of such notice and surrender of this Note or any replacement Note, as aforesaid, MedicalControl shall issue and deliver to such owner, or on its written order to a third party designated by the owner as the proper and duly authorized recipient thereof, a certificate or certificates for the number of full shares of MedicalControl common stock issuable upon the conversion of this Note. No fractional shares of Common Stock shall be issued upon conversion of all or a portion of this Note. Any portion of a share which would otherwise be convertible into a fractional share of MedicalControl common stock shall be paid in cash by MedicalControl to the Holder thereof in an amount equal to such fractional share amount multiplied by the closing price of the MedicalControl common stock as of the date of conversion. Upon surrender, this Note shall be destroyed and a renewal note issued as a substitution therefor. The renewal note shall provide for reduced monthly installments of principal and interest payable on the Note to reflect the reduction of principal caused by the conversion.

                 (c) The Conversion Rate shall be subject to adjustment from time to time as follows:

                        (i) If MedicalControl at any time shall consolidate or merge with or sell or convey all or substantially all of its assets to any other corporation, this Note shall be convertible into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities into which this Note is convertible immediately prior to such consolidation, merger, sale or conveyance. MedicalControl shall take such steps in connection with such consolidation or merger or sale as may be necessary to assure that the conversion provisions of this Note shall thereafter be applicable, as nearly as reasonably may be, in relation to any security or property thereafter deliverable upon conversion of this Note.

                        (ii) If MedicalControl at any time shall, by subdivision, combination or reclassification of securities or otherwise change any of the securities into which this Note is then convertible into the same or a different number of securities of any class or classes, this Note shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion immediately prior to such subdivision, combination, reclassification or other change. If shares of MedicalControl's common stock are subdivided or combined into a greater or smaller number of shares of common stock, the number of the shares to be received upon conversion of this Note shall be proportionately reduced or increased, as the case may be, by the ratio which the total number of shares of common stock to be outstanding immediately after such event bears to the total number of shares of common stock outstanding immediately prior to such event.

                        (iii) The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.

                        (iv) On the occurrence of an event requiring an adjustment of the Conversion Rate, MedicalControl shall forthwith give written notice to the Holder stating the adjusted Conversion Rate and the adjusted number and kind of securities purchasable hereunder resulting from the event and setting forth the method of calculation. The Board of Directors of MedicalControl, acting in good faith, shall determine the calculation.

         4. Security. A security interest in the assets of Maker and MedicalControl has been granted by Maker to the Holder to secure the payment of this Note pursuant to the terms and conditions of the Subordinated Security Agreements (the "Security Agreement"). In addition, the Maker has pledged 140 shares of BHC common stock acquired from the Holder pursuant to the Subordinated Pledge Agreement, dated of even date herewith (the "Pledge Agreement"). The Holder acknowledges that the security interests granted in the Security Agreement and the Pledge Agreement are subordinated to the holder of the Senior Indebtedness (as defined herein).

         5. Subordination. This Note shall be subordinate to the Senior Indebtedness, as follows:

                 (a) In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to Maker, or to its property, then the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before Holder shall receive any payment on account of principal or interest due under this Note.

                 (b) After and during the continuance of an event of default under the Senior Indebtedness, as to which the holder of this Note shall have received written notice, such holder shall not exercise or attempt to exercise any right of offset or counterclaim in respect to any of its obligations to Maker if the effect thereof shall be to reduce the amount of any payment to which the holders of Senior Indebtedness would be entitled in the absence of such offset or counterclaim; and if and to the extent that, notwithstanding the foregoing, such holder is required by any mandatory provision of law to exercise any such right of offset or counterclaim each reduction of the amount owing on account of the principal of or premium (if any) or interest on this Note by reason of such offset or counterclaim shall be deemed to be a payment by Maker in a like amount in respect of this Note to which subparagraph (d) below shall apply.

                 (c) Following the occurrence and during the continuance of any event of default under the Senior Indebtedness as to which the holder of this Note shall have received written notice, and unless and until such event of default has been waived or cured to the satisfaction of the holders of the Senior Indebtedness, (i) no payment of the principal or interest upon this Note shall be made hereunder until payment in full of all Senior Indebtedness, and (ii) the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness prior to the entitlement of the holder of this Note to receive any payment of the principal or interest upon this Note (except for payments which have been made prior to such holder's receipt of notice of the occurrence of such event of default).

                 (d) If any payment on this Note shall be received by a holder hereof in violation of the foregoing subparagraphs (a) through (c), such payment or distribution shall be (and shall be deemed to be) held in trust for the benefit of, and shall be paid over or delivered or transferred to, the holders of the Senior Indebtedness for application to the payment of all Senior Indebtedness remaining unpaid (pro rata to each holder on the basis of the amount of Senior Indebtedness held by such holder) to the extent necessary to satisfy such Senior Indebtedness.

                 (e) No present or future holder of Senior Indebtedness shall be prejudiced in his or its right to enforce subordination of Holder by any act or failure to act on the part of Maker whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Holder. The provisions of the foregoing paragraphs with respect to subordination are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and Holder on the other hand, and none of such provisions shall impair, as between Maker and Holder, the obligation of Maker, which is unconditional and absolute, to pay to Holder the principal and interest under this Note in accordance with its terms, nor shall anything in such provisions prevent Holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of holders of Senior Indebtedness under such provisions.

                 (f) Subject to the payment in full of all Senior Indebtedness, Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of Maker applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full.

                 (g) As used herein, the term "Senior Indebtedness" shall mean all obligations under the Loan Agreement, term note and line of credit note entered into by MedicalControl with Bank One, Texas, N.A. on or about the date hereof and the documents related thereto and all renewals, replacements, extensions, amendments or addenda thereto (in each case including any increases in the amount of the indebtedness referenced therein).

         6. Affirmative Covenants. From the date hereof until the repayment of the outstanding principal amount of this Note and all accrued and unpaid interest thereon, the Maker covenants and agrees that it will promptly inform the Holder of an occurrence of an Event of Default (as defined herein).

         7.      Events of Default.  Should any of the following events
(each of which is herein called an "Event of Default") occur, the Maker shall be in default hereunder:

                 (a) if a payment of principal of, or interest accrued on, this Note is not paid when the same becomes due and such amount remains unpaid for ten (10) days after the Maker's receipt of written notice; provided, however, such ten-day notice and cure period shall be applicable only for two late payments and any payments not paid on any due date thereafter will be an Event of Default without a notice and cure period;

                 (b) the Maker or MedicalControl breaches or otherwise fails to perform or observe any covenant or agreement that is set forth herein;

                 (c) an "event of default" occurs under the Security Agreement or the Pledge Agreement;

                 (d) the sale of 50% or more of MedicalControl's outstanding shares of common stock;

                 (e) MedicalControl or Maker at any time, or in a series of related transactions with the same or related parties, consolidates with, or sells or conveys all or substantially all of its assets to, any other corporation or entity or merges with any corporation or entity and is not the surviving entity, other than any such transaction in which the other party or entity is controlled by, controlling or under the common control of MedicalControl or Maker;

                 (f) If an event of default, subject to applicable cure periods, occurs with respect to the Senior Indebtedness and the holder of the Senior Indebtedness accelerates the obligations of Maker or MedicalControl under the Senior Indebtedness and declares the entire amount of such Senior Indebtedness due and payable; or

                 (g) the Maker or MedicalControl or any subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered into adjudicating the Maker or MedicalControl or any subsidiary bankrupt or insolvent; or any order for relief with respect to the Maker, MedicalControl or any subsidiary is entered under the Federal Bankruptcy Code; or the Maker, MedicalControl or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker, MedicalControl or any subsidiary or any substantial part of the assets of the Maker, MedicalControl or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to the Maker, MedicalControl or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Maker, MedicalControl or any subsidiary and either (i) the Maker, MedicalControl or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 90 days.

         8. Acceleration of Indebtedness. Upon the occurrence of an Event of Default described in Sections 7(a) or (f) hereof, or upon the occurrence of any of the Events of Default described in Sections 7(b) through
(e) hereof which is not cured by the Maker or MedicalControl or waived by the Holder within 15 days after notice to the Maker and MedicalControl by the Holder, the entire unpaid principal amount, together with any interest accrued thereon, of this Note shall be due and payable in full at the option of the Holder.

         9. Purchase Agreement. This Note is made subject to the terms and conditions contained in the Purchase Agreement, including but not limited to Section 12 of the Purchase Agreement relating to the adjustment of the principal amount hereof and certain offset rights in favor of Maker. The amount of the quarterly installments set forth in Article 1 hereof shall be appropriately adjusted in the event of any adjustment in the principal amount of this Note as a result of the events described in the preceding sentence.

         10. Waiver. The Maker and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against the Maker or any other party liable therefor or against any security for this Note. No delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right.

         11. Usury. All agreements between the Maker and Holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid, or agreed to be paid to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for payment or performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument described herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of the Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to the Maker. All sums paid, or agreed to be paid, by the Maker for the use, forbearance or detention of the indebtedness of the Maker to the holder of this Note shall to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Maker and holder hereof.

         12. Collection Fees. If an Event of Default occurs hereunder and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

         13. Governing Law. This Note shall be deemed to be a contract made under the laws of the State of Texas, and for all purposes shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any such law under with the law of any other jurisdiction would apply.

         14. Successors and Assigns. All references to the Maker herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Maker shall be binding upon its successors and assigns, whether so expressed or not. As used herein, the term "assigns" shall include the transferee of substantially all of the assets of the Maker.

         15. Amendments and Waivers. This Note may be amended by written agreement of the Maker and the Holder. No waiver of the provisions hereof shall be effective unless agreed to in writing by the party against whom such waiver is asserted.

         16. Severability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         17. Notice. All notices to the Maker required or permitted by this Note shall be sufficient if given in writing and executed by the Holder. All such notices to the Maker shall be delivered by registered or certified mail, return receipt requested, or personally delivered, to the Maker at its principal place of business on the date of the execution of this Note, or such other address as the Maker may designate by written notice to the Holder of this Note.

         18.     Guaranty.   By its execution hereof, MedicalControl irrevocably
and unconditionally guarantees to Holder the prompt performance when due of all of the Maker's obligations and liabilities to Holder evidenced by this Note, together with and as adjusted by any and all amendments, modifications, offsets, supplements, renewals, extensions for any period and/or rearrangements thereof.

       IN WITNESS WHEREOF, the Maker and MedicalControl have caused this Note to be duly executed as of the 25th day of September, 1998.


                                       MEDICALCONTROL NETWORK SOLUTIONS, INC.

                                       By: /s/ Robert O. Brooks
                                           -------------------------------------
                                           Robert O. Brooks
                                           President and Chief Executive Officer



                                       MEDICALCONTROL, INC.


                                       By: /s/ J. Ward Hunt
                                           ------------------------------------
                                           J. Ward Hunt
                                           President and Chief Executive Officer